UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.         )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Histogen Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Additional Materials for Proxy Statement

Dated May 26, 2022

The following supplements our definitive proxy statement filed with the Securities and Exchange Commission on April 21, 2022 (the “2022 Proxy Statement”) relating to the Annual Meeting of Stockholders of Histogen Inc. (the “Annual Meeting”), to be held virtually, via live webcast at www.virtualshareholdermeeting.com/HSTO2022, on Wednesday, June 1, 2022, at 8:00 a.m., and any adjournments or postponements thereof.

On May 26, 2022, Histogen Inc. (“Histogen”) emailed the letter attached as Exhibit A to Histogen unvoted beneficial stockholders who held three thousand or more shares of Histogen common stock as of April 14, 2022.

By:	/s/ Steven J. Mento, Ph.D.
Steven J. Mento, Ph.D. Executive Chairman and Interim President and Chief Executive Officer

Exhibit A

**** IMPORTANT REMINDER ****

Dear Histogen Inc. Stockholder:

By now, you should have received your proxy materials for the 2022 Annual Meeting of Stockholders of Histogen Inc., which is scheduled to be held virtually, via live webcast, on June 1, 2022.  If you have already voted, we would like to thank you for your vote.

Your vote is extremely important.  PLEASE CAST YOUR VOTE TODAY.  The fastest and easiest way to vote is by telephone or over the Internet.  Instructions on how to vote your shares over the telephone or Internet are enclosed with this letter.

WE URGE YOU TO EXERCISE YOUR RIGHT TO VOTE TODAY.

Your Board recommends that you vote “FOR” ALL proposals.  Even if you plan on attending the virtual meeting, we urge you to vote your shares now, so they can be tabulated prior to the meeting

As reminder, that if you indicate a choice with respect to any matter to be acted upon on your voting instruction card, the shares will be voted in accordance with your instructions. If you do not indicate a choice or return the voting instruction card, the broker, bank or other nominee will determine if it has the discretionary authority to vote on each matter. Under applicable regulations, a broker, bank or nominee has the discretion to vote on routine matters, including Proposal 2 (“Reverse Stock Split Proposal”) and Proposal 3 (“Auditor Ratification Proposal”). However, whether brokers have discretion to vote on matters is ultimately determined by the brokers and their relevant regulator on this matter. It is nonetheless very important for you to vote your shares for each proposal.

****PLEASE VOTE TODAY****

If you have questions or need help voting your shares, please call our proxy solicitation firm, Kingsdale Shareholder Services, U.S. LLC at 1-855-476-7982.

Thank you for your investment in Histogen Inc. and for taking the time to vote your shares.

Sincerely,

Steven J. Mento, Ph.D.

Executive Chairman

Interim President and Chief Executive Officer